UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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JPMORGAN CHASE & CO.

(Name of Registrant as Specified In Its Charter)

MASSACHUSETTS COALITION TO SAVE DARFUR, INC.

(DOING BUSINESS AS:  INVESTORS AGAINST GENOCIDE)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Massachusetts Coalition to Save Darfur, Inc. (d/b/a Investors Against Genocide) will publish an advertisement in Pensions & Investments (the “Ad”) in the issue dated April 2, 2012, to encourage shareholders of the above-listed Registrant (“JPMorgan Chase”) to vote in favor of a shareholder proposal titled “genocide-free investing” (the “Proposal”) that the Registrant (“JPMorgan Chase”) has indicated will be included in the definitive proxy statement to be filed by JPMorgan Chase with the Securities and Exchange Commission, expected in April 2012. The Ad will be available for download from a webpage (the “Webpage”) at InvestorsAgainstGenocide.org (the “Website”) and will be distributed in paper and electronic forms beginning on March 30, 2012. The text and layout of the Ad are filed as Annex 1 hereto.

Additionally, Massachusetts Coalition to Save Darfur, Inc. is filing: 1) the text and layout of the Webpage that will include the Ad beginning March 30, 2012, that encourages JPMorgan Chase shareholders to vote in favor of the Proposal, filed here as Annex 2; 2) the text and layout of the slides (the “Slides”) that will be used in a presentation, beginning on and dated April 3, 2012, that encourages JPMorgan Chase shareholders to vote in favor of the Proposal, filed here as Annex 3; 3) the text and layout of an invitation (the “Invitation”) that will be distributed in paper and electronic forms beginning on March 29, 2012, inviting attendance at the presentation on April 3, 2012, filed here as Annex 4; 4) the text and layout of a flyer (the “Flyer”) that will be distributed in paper and electronic forms beginning on March 29, 2012, that encourages JPMorgan Chase shareholders to vote in favor of the Proposal, filed here as Annex 5; 5) the text and layout of an electronic letter (the “Electronic Letter”) that will be sent beginning on March 29 by the Massachusetts Coalition to Save Darfur, Inc. to potential shareholders of JPMorgan Chase encouraging them to vote in favor of the Proposal, filed here as Annex 6; and 5) the text and layout of a press release dated March 29, 2012 relating to the inclusion of the Proposal in the 2012 JPMorgan Chase proxy statement, filed here as Annex 7.

Annexes:

Annex 1: Text and layout of the Ad published in the April 2 issue of Pensions & Investments.

Annex 2: Text and layout of the Webpage as of March 30, 2012.

Annex 3: Text and layout of the Slides.
Annex 4: Text and layout of the Invitation.

Annex 5: Text and layout of the Flyer.

Annex 6: Text and layout of the Electronic Letter.

Annex 7: Text and layout of press release of March 29, 2012.

[Content for the DFAN filing to be taken from the sources specified]

Annex 1 – The text and layout of the Ad:

Should institutional investors support investments tied to genocide? Research shows that the vast majority of Americans want to avoid investments tied to genocide. Even so, many financial institutions invest in a handful of foreign oil companies, such as PetroChina, that help to fund the government of Sudan's deadly campaign of violence against millions of its citizens. With a billion-dollar stake as of September 2011, JPMorgan Chase is one of PetroChina's largest investors. This proxy season, JPMorgan Chase shareholders can vote to tell the company to avoid investments tied to genocide. Last year, institutions voting for the genocide-free investing shareholder proposal included T. Rowe Price, AFSCME Employees Pension Plan, Christian Brothers and many others. How will you vote? Will you draw the line at genocide? Vote your proxy. Tell JPMorgan Chase to avoid investments tied to genocide. www.InvestorsAgainstGenocide.org

Annex 2 – Text and layout of the Webpage as of March 30, 2012:

Draw the line at genocide About Genocide-free Investing About Us Campaigns Fidelity Franklin Templeton JPMorgan Chase Vanguard Successes American Funds TIAA-CREF T. Rowe Price Take Action For Individuals For Financial Firms For Pension Funds For Government Spread the word Sign up for email list Contact Us Legal Notices Donate Sudan Photography courtesy of Mia Farrow Web Design by Hifinit JPMorgan Chase proxy vote in 2012 Genocide-free investing will be on the proxy ballot for JPMorgan Chase at the annual meeting on May 15, 2012. If you or your institution holds shares of JPMorgan Chase (NYSE: JPM), you have an opportunity to vote in favor of genocide-free investing. Download 2012 Proxy Vote on Genocide-free Investing at JPMorgan Chase for a detailed analysis of the proposal. Contact us for a private discussion of the merits of the proposal. The proposal states: Shareholders request that the Board institute transparent procedures to avoid holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights, and to assist customers in avoiding the inadvertent inclusion of investments in such companies in their portfolios. These procedures may include time-limited engagement if management believes it can change the behavior of problem companies. Ad in Pensions & Investments - April 2, 2012 IAG ran an ad in Pensions & Investments in advance of the voting on genocide-free investing on the proxy ballot at JPMorgan Chase's annual meeting. Click on the image on the right to see the full-page ad in Pensions & Investments from April 2, 2012. IAG is very grateful for the support and generosity of the donor who made this ad possible. Should institutional investors support investments tied to genocide? Research shows that the vast majority of Americans want to avoid investments tied to genocide. Even so, many financial institutions invest in a handful of companies, such as PetroChina, that help to fund the government of Sudan's deadly campaign of violence against millions of its citizens. With a billion-dollar stake as of September 2011, JPMorgan Chase is one of PetroChina's largest investors. This proxy season, JPMorgan Chase shareholders can vote to tell the company to avoid investments tied to genocide. Last year, institutions voting for the genocide-free investing shareholder proposal included T. Rowe Price, AFSCME Employees Pension Plan, Christian Brothers and many others. How will you vote? Will you draw the line at genocide? Vote your proxy. Tell JPMorgan Chase to avoid investments tied to genocide. Take Action About Campaigns Successes News Contact

Annex 3 – Text and layout of the Presentation dated April 3, 2012:

Genocide-free Investing Eric Cohen Co-founder and Chairperson April 3, 2012 Genocide-free investing Video Genocide-free investing Successes Campaigns Q&A 2 April 3, 2012

Fox25 News in Boston 401k and mutual funds investing in genocide "Fidelity: Funding the Broadcast January 29, 2007 8 minute video 3 April 3, 2012 Vast majority of Americans want to avoid investments tied to genocide 88% would like their mutual funds to be genocide-free. 95% of those earning $50,000 or more would like their mutual funds to be genocide-free. 84% of respondents say they will withdraw their investments from American companies that do business with companies that directly or indirectly support genocide. 82% say they would advise friends, family and co-workers against buying products or services, or investing in American companies that invest in a foreign company that directly or indirectly provides revenue to a government that perpetrates genocide. 4 * Based on KRC Research studies from 2007 and 2010April 3, 2012

Investing in genocide

Oil companies that help the government of Sudan:

- PetroChina / CNPC
- Sinopec / China Petroleum and Chemical Corp.
- ONGC
- Petronas

General case for now and the future:

- "Companies that substantially contribute to genocide or crimes against humanity"

5 Investors Against Genocide April 3, 2012

30 states decided on Sudan

Targeted divestment from Sudan

- 2005-June Illinois
- 2005-summer Oregon
- 2005-July New Jersey
- 2006-April Maine
- 2006-May Connecticut
- 2006-Sept. California
- 2006-Nov. North Carolina
- 2007-Feb. Vermont
- 2007-April Iowa
- 2007-April Colorado
- 2007-April Maryland
- 2007-May Indiana
- 2007-May Kansas
- 2007-May Minnesota
- 2007-June Arkansas
- 2007-June Florida
- 2007-June New York
- 2007-June Hawaii
- 2007-June Texas
- 2007-June Missouri
- 2007-July Rhode Island
- 2007-Sept. Ohio
- 2007-Nov. Massachusetts
- 2007-Nov. New Mexico
- 2008-Feb. Wyoming
- 2008-March Arizona
- 2008-June South Carolina
- 2008-July Michigan
- 2008-July New Hampshire
- 2010-July Pennsylvania

6

3

Successes at financial institutions for genocide-free investing

- T. Rowe Price – Early 2008
  - Completed divestment before April 30, 2008
  - Had held $214 million of PetroChina and Sinopec as recently as July 31, 2007, before beginning divestment in late 2007
  - Updated "Policy Statement of Corporate Responsibility" to include divesting from Sudan due to human rights issues
- TIAA-CREF – March 2009
  - Announced a policy of escalated effort in the face of genocide
  - Subsequently completed divestment of $58 million of PetroChina, Sinopec, ONGC and CNPC Hong Kong
  - Updated "Policy Statement on Corporate Governance" to reference divestment in cases of genocide and crimes against humanity
- American Funds – February 2010
  - Applied its human rights policy and completed divestment of $190 million of PetroChina

7 Investors Against Genocide April 3, 2012

Current campaigns by Investors Against Genocide

- JPMorgan Chase $3.5 billion
  - PetroChina $1.73 billion
  - Sinopec $1.75 billion
- Franklin Templeton $3.0 billion
  - PetroChina $1.86 billion
  - Sinopec $1.14 billion
- Vanguard $1.9 billion
  - PetroChina $1.14 billion
  - Sinopec $ .7 billion
- Fidelity $ .6 billion
  - PetroChina $ .28 billion
  - Sinopec $ .29 billion

8 Investors Against Genoci

* Data based on recent filings and market valuation as of 3/5/12

4

JPMorgan Chase is one of the largest investors in both PetroChina and Sinopec PetroChina holdings by JPMorgan Chase 5.66% of the shares outstanding 1,193,150,903 shares (based on filing for 9/14/11) $1.7 billion (based on market valuation for 3/5/12) Sinopec holdings by JPMorgan Chase 9.10% of the shares outstanding 1,526,208,365 shares (based on filing for 2/15/12) $1.7 billion (based on market valuation for 3/5/12) 9 April 3, 2012 JPMorgan Chase has been a large shareholder of PetroChina for years Millions of Shares of PetroChina 1,400 1,200 1,000 800 600 400 200 0 30-Jun-05 30-Jun-06 30-Jun-07 30-Jun-08 30-Jun-09 30-Jun-10 30-Jun-11 10 April 3, 2012

JPMorgan Chase has been a large shareholder of Sinopec for years Millions of Shares of Sinopec 2,000 1,800 1,600 1,400 1,200 1,000 800 600 400 200 0 30-Jun-03 30-Jun-04 30-Jun-05 30-Jun-06 30-Jun-07 30-Jun-08 30-Jun-09 30-Jun-10 30-Jun-11 11 April 3, 2012 Genocide-free investing 2012 shareholder proposal at JPMorgan Chase Resolved: Shareholders request that the Board institute transparent procedures to avoid holding investments in companies that, in management's, substantially contributejudgment to genocide or crimes against humanity, the most egregious violations of human rights,and to assist customers in avoiding the inadvertent inclusion of investments in such companies in their portfolios.These procedures may include time-limited engagement if management believes it can change the behavior of problem companies. 12 April 3, 2012

Why focus on genocide and crimes against humanity? Well defined terms in international law Universally recognized as terrible crimes Narrowly focused to set a minimum standard Sets a high bar for triggering action by management Reasonable people may not agree on the definition of "socially responsible" andbut few want to invest in companies complicit in genocide or crimes against humanity. 13 April 3, 2012 Genocide From the Genocide Convention of 1948 and the Rome Statute of 1998 Any of the following acts committed with intent to destroy, in whole or in part, a national, ethnical, racial or religious group, as such: Killing members of the group; Causing serious bodily or mental harm to members of the group; Deliberately inflicting on the group conditions of life calculated to bring about its physical destruction in whole or in part; Imposing measures intended to prevent births within the group; Forcibly transferring children of the group to another group. 14 April 3, 2012

Crimes against humanity From the Rome Statute of 1998 Any of the any of the following acts when committed as part of a widespread or systematic attack directed against any civilian population, with knowledge of the attack: a) Murder; b) Extermination; c) Enslavement; d) Deportation or forcible transfer of population; e) Imprisonment or other severe deprivation of physical liberty in violation of fundamental rules of international law; f) Torture; g) Rape, sexual slavery, enforced prostitution, forced pregnancy, enforced sterilization, or any other form of sexual violence of comparable gravity;15 April 3, 2012 Crimes against humanity (continued) h) Persecution against any identifiable group or collectivity on political, racial, national, ethnic, cultural, religious, gender or other grounds that are universally recognized as impermissible under international law, in connection with any act referred to in this paragraph or any crime within the jurisdiction of the Court; i) Enforced disappearance of persons; j) The crime of apartheid; "The crime of apartheid" means inhumane acts of a character similar to those referred here, committed in the context of an institutionalized regime of systematic oppression and domination by one racial group over any other racial group or groups and committed with the intention of maintaining that regime; k) Other inhumane acts of a similar character intentionally causing great suffering, or serious injury to body or to mental or physical health.16 April 3, 2012

Genocide-free investing is consistent with the UN PRI UN PRI preamble: We also recognise that applying these Principles may better align investors with broader objectives of society. UN PRI principle #1: We will incorporate ESG issues into investment analysis and decision-making processes. 17 28 March 2012 What you can do Vote your proxy for genocide-free investing on the 2012 proxy ballot at JPMorgan Chase. Check your investment portfolio to avoid investments, such as PetroChina, tied to genocide in Sudan. If you manage assets, announce your own genocide-free investing policy. Consider genocide-free financial firms. Contact your asset manager and request genocide-free options. Spread the news. Most people are unaware that financial firms are making investments tied to genocide. Sign up for news at www.InvestorsAgainstGenocide.org Learn more at www.InvestorsAgainstGenocide.org 18 April 3, 2012

Help us draw the line at investing in genocide

 Annex 4 – Text and layout of the Invitation:

Research shows that the vast majority of Americans want their investments to be genocide-free. Even so, financial firms like JPMorgan Chase, Fidelity, Vanguard, and many others invest their customers’ money in companies that help fund the ongoing genocide in Sudan. A growing number of institutional investors, from asset managers to pension funds, are changing the status quo on Wall Street by aligning themselves with the values of their participants. They are taking steps to become genocide-free including divesting, changing service providers, and voting their proxies in support of genocide-free investing. Will your institution be among them? Investors Against Genocide invites all attendees at the CII “Shaping the Future” conference to a breakfast meeting. A panel will discuss genocide-free investing in advance of this year’s proxy vote at JPMorgan Chase. Moderator: Stephen Davis Executive Director, Millstein Center for Corporate Governance Yale University Tim Brennan Treasurer and Chief Financial Officer, Unitarian Universalist Association Eric Cohen Co-founder and Chairperson, Investors Against Genocide Additional panelists Breakfast will be provided. RSVP, requested but not required, to Susan Morgan, susan@paxcommunications.org or 617-797-0451.

 Annex 5 – Text and layout of the Flyer:

Draw the line at genocide www.investorsagainstgenocide.org Should institutional investors support investments tied to genocide? Research shows that the vast majority of Americans want their investments to be genocide-free. Even so, financial firms like JPMorgan Chase, Fidelity, Vanguard and many others invest their customers’ money in companies that help fund the ongoing genocide in Sudan. A growing number of institutional investors, from asset managers to pension funds, are changing the status quo on Wall Street by aligning themselves with the values of their participants. The Unitarian Universalist Association, AFSCME Employees Pension Plan, and many states, including California, Texas, and New York have taken steps to avoid supporting investments with ties to genocide such as divesting, changing service providers, and voting their proxies in support of genocide-free investing. Will your institution be among those who help change the status quo? Will you draw the line at genocide? 2,500,000 killed by Khartoum regime Ongoing government-sponsored genocide in Sudan has spanned more than two decades and resulted in the death of over 2.5 million innocent civilians. Today, nearly half a million people in the South Kordofan and Blue Nile regions of Sudan face relentless attacks and millions of Darfuris remain displaced. $9 billion invested in oil companies that help fund genocide American financial firms have invested billions of dollars in a handful of foreign oil companies, like PetroChina and Sinopec, that help fund the government of Sudan’s campaign of violence. Four major financial institutions alone have nearly $9 billion of such investments. 30 States have divested from Sudan Thirty states plus the District of Columbia and 61 colleges and universities have divested from companies helping to fund the genocide in Sudan. Barack Obama and John McCain also divested during the 2008 presidential campaign. 88% of Americans want to be genocide-free Eighty-eight percent of Americans surveyed want their investments to be genocide-free. 84% of respondents say they will withdraw their investments from American companies that do business with companies that directly or indirectly support genocide. Turn over to see how you can take action against genocide.

Investors Against Genocide is... Want to help? Sign Up a citizen-led initiative, dedicated to convincing mutual funds and other investment firms to make an ongoing commitment to genocide-free investing. Investors Against Genocide works with individuals, financial firms, pension and endowment managers and government officials to encourage investment firms to change their investing strategy to avoid investments in companies that substantially contribute to genocide or crimes against humanity. Investors Against Genocide is a project of the Massachusetts Coalition to Save Darfur Inc., a 501(c)(3) charitable organization. 1 Subscribe to our email list to follow the latest developments in the campaign for genocide-free investing. Vote Your Proxy 2 If you are a shareholder at JPMorgan Chase, please vote your proxy to tell JPMorgan to draw the line at genocide. Learn More 3 Visit our website to learn more about the important social issue of investments tied to genocide. Draw the line at genocide www.investorsagainstgenocide.org

Annex 6 – Text and layout of the Electronic Letter:

Investors | Against Genocide

Draw the line at genocide.
InvestorsAgainstGenocide.org



Should JPMorgan Chase invest in companies tied to genocide?

Dear Friends,

Research shows that the vast majority of Americans want their investments to be genocide-free. Even so, financial firms like JPMorgan Chase, Fidelity, Vanguard and many others invest their customers' money in companies that help fund the ongoing genocide in Sudan.

Will you help change the status quo on Wall Street?

Between now and May 15, shareholders at JPMorgan Chase will be voting on a shareholder proposal coordinated by Investors Against Genocide which asks the company to avoid investments tied to genocide. The choice seems obvious. But JPMorgan opposes our proposal and tells shareholders that they should vote against it.

JPMorgan Chase has a billion-dollar stake in PetroChina, a company widely recognized as helping fund the government of Sudan's deadly campaign of violence against millions of its own citizens.

Will you take action to convince large financial firms to not invest the hard-earned savings of Americans in companies that support genocide?

Send a Message

Sign the petition telling Jamie Dimon, the head of JPMorgan Chase, that you want the company to adopt a genocide-free investing policy to avoid investments like PetroChina.

Spread the News

Most people are unaware that many financial firms are making investments in companies tied to genocide. Help us spread the word on Facebook and Twitter.

Vote Your Proxy

In April and May, shareholders at JPMorgan Chase will have the opportunity to vote their proxies in support of genocide-free investing. If you are a shareholder, please watch the mail for your ballot or call the company for voting instructions.

*** Take action now to end investments in genocide.**

Please contact us for any questions about ways to get involved.

info@investorsagainstgenocide.org
617-517-6310

www.investorsagainstgenocide.org

Thank you for your support.
Together we can draw the line
at investing in genocide.

Eric, Susan, Bill, Mary and Shana
The Investors Against Genocide Team

Investors Against Genocide is a project of the Massachusetts Coalition to Save Darfur Inc., a 501(c)(3) charitable organization.

Annex 7 – Text and layout of press release of March 29, 2012:

Investors | Against Genocide

Draw the line at genocide
www.investorsagainstgenocide.org

FOR IMMEDIATE RELEASE
Contact - Susan Morgan – 617-797-0451

SHAREHOLDER PROPONENTS APPEAL TO INSTITUTIONAL INVESTORS IN ADVANCE OF PROXY VOTE AT JPMORGAN CHASE

BOSTON, MA – MARCH 29, 2012 – Should institutional investors support investments tied to genocide? That is the question that Investors Against Genocide has posed to institutional shareholders of JPMorgan Chase via an advertisement in the April 2 issue of Pensions & Investments and a direct mailing to hundreds of the company's largest shareholders.

In the weeks before JPMorgan Chase mails its annual proxy ballot to millions of shareholders, Investors Against Genocide (IAG) has begun an innovative campaign of outreach to the largest and most influential segment of voters – institutional investors. IAG's "genocide-free investing" shareholder proposal will be on the ballot at JPMorgan Chase for its second year. Since 74% of shares of JPMorgan Chase are held by institutions, rather than by individual shareholders, IAG is seeking to engage influential voters ranging from asset managers to pension funds via direct mail, advertising and trade conferences such as next week's conference of the Council for Institutional Investors.

Institutions voting for the genocide-free proposal at JPMorgan Chase last year included AFSCME Employees Pension Plan, Bridgeway Funds, Calvert Investments, Christian Brothers Investment Services, Connecticut Retirement Plans and Trust Funds, Consulting Group Capital Markets Funds, Domini Social Investment Trust, Epiphany Funds, Green Century Funds, New York City Pension Funds, OneAmerica Funds, Parnassus Investments, Professionally Managed Portfolios, Schroder Global Series Trust, Trillium Asset Management, T. Rowe Price, Turner Funds, and Trust for Professional Managers. This year, IAG hopes to raise that number by direct engagement with investors in advance of the vote.

"The vast majority of Americans want their investments to be genocide-free," states Eric Cohen, co-founder and chairperson of Investors Against Genocide. "Increasingly, institutions are seeking to align their investment policies with the values of their shareholders, their customers and their participants. Voting their proxies in support of genocide-free investing is an important step in that process." The genocide-free investing shareholder proposal requests "that the board institute transparent procedures to avoid holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights." According to a market research study conducted by KRC Research in 2010, 88% of Americans would like their mutual funds to be genocide-free. The study showed that for those earning $50,000 or more, that percentage climbs to 95%. The shareholder proposal says that the problem of investments tied to genocide "is particularly important" to JP Morgan Chase shareholders because JPMorgan Chase "has been a large holder of PetroChina for years." PetroChina, through its closely related parent, China National Petroleum Company, is widely recognized as contributing to the genocide in Sudan. The genocide-free investing proposal was submitted to JPMorgan Chase as part of an ongoing shareholder action led by Investors Against Genocide, a citizen-led initiative, dedicated to convincing mutual funds and other investment firms to make an ongoing commitment to genocide-free investing. IAG withdrew its shareholder proposal at TIAA-CREF when it adopted a public policy against investments tied to genocide. TIAA-CREF subsequently divested holdings in oil companies that are helping to support the genocide in Darfur, Sudan. American Funds divested its holdings in PetroChina following a well-publicized shareholder vote on genocide-free investing there. In contrast, Vanguard and Fidelity continue to make large investments in the same problem oil companies. #### Investors Against a citizen-led initiative, dedicated to convincing mutual funds and other investment firms to make an ongoing commitment to genocide-free investing. Investors Against Genocide works with individuals, financial firms, pension and endowment managers and government officials to encourage investment firms to change their investing strategy to avoid investments in companies that substantially contribute to genocide or crimes against humanity. Investors Against Genocide is staffed by volunteers and is a project of the Massachusetts Coalition to Save Darfur Inc., a 501(c)(3) non-profit charitable organization, incorporated in the state of Massachusetts. For more information, visit www.investorsagainstgenocide.org.

ABOUT MASSACHUSETTS COALITION TO SAVE DARFUR, INC.

Massachusetts Coalition to Save Darfur, Inc. is a qualified tax-exempt 501(c)(3) corporation. Investors Against Genocide is staffed by volunteers and is a project of the Massachusetts Coalition to Save Darfur Inc. The Massachusetts Coalition to Save Darfur, Inc., its officers and directors, their family members, and affiliates, taken together, own less than 3,000 shares of JPMorgan Chase & Co. (NYSE: JPM). The Massachusetts Coalition to Save Darfur, Inc. and its project, Investors Against Genocide, are supporting the proponent of the 'genocide-free investing' shareholder proposal in the 2011 JPMorgan Chase & Co. proxy statement.

IMPORTANT INFORMATION

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM SHAREHOLDERS FOR USE AT THE 2011 JPMORGAN CHASE & CO. ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY PARTICIPATION. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE, ALONG WITH OTHER RELEVANT DOCUMENTS, AT NO CHARGE, AT THE SECURITIES AND EXCHANGE COMMISSION’S (“SEC”) WEBSITE AT HTTP://WWW.SEC.GOV OR THE JPMORGAN CHASE & CO. WEBSITE AT HTTP://INVESTOR.SHAREHOLDER.COM/JPMORGANCHASE/ANNUAL.CFM.